Exhibit 99.1

BG Medicine, Inc. Appoints Charles H. Abdalian, Jr. as Chief Financial Officer

WALTHAM, Mass., Oct. 18, 2012 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), a company focused on the development and commercialization of novel cardiovascular diagnostics, announced today that it has appointed Charles H. Abdalian, Jr., as the company’s Executive Vice President, Chief Financial Officer. Mr. Abdalian most recently held the position of Vice President and Chief Financial Officer of Knome, Inc., a bioinformatics company providing human genome interpretation software and services to international bio/pharma companies, leading academic institutions and molecular diagnostics labs.

“We are pleased to welcome Chuck to the CFO role,” said Eric Bouvier, President and Chief Executive Officer of BG Medicine, Inc. “As the Company enters its next phase of growth, Chuck brings over thirty years of experience in Healthcare corporate finance and strategic management which will provide us with key insights into successfully creating value as we advance our products in the global marketplace.”

“I am impressed by the pace at which BG Medicine has translated innovations into high-value diagnostic tests based on its proprietary platform,” said Chuck Abdalian. He added, “the opportunity to join this leadership team to help create diagnostics aimed at having a major impact on disease management is very exciting.”

Prior to Knome, Mr. Abdalian was Senior Vice President and Chief Financial Officer of Molecular Insight Pharmaceuticals, a publically traded radiopharmaceuticals company, where he led reorganization and recapitalization initiatives. Prior to this role, Mr. Abdalian was Senior Vice President and Chief Financial Officer of Coley Pharmaceutical Group, Inc., a publicly traded biopharmaceutical company, where he led Coley’s initial public offering, the largest biotechnology IPO in 2005, and was responsible for Coley’s sale to Pfizer. Prior to Coley, Mr. Abdalian served as President and CEO of Pelias Technologies, a venture backed biosimilars company. Prior to Pelias, he served as Chief Financial Officer of Emisphere Technologies, a publicly held drug delivery company, where he raised over $270 million in equity and convertible debt and increased market value from $60 million to over $500 million. Prior to these roles, Mr. Abdalian was a divisional Chief Financial Officer at the National Medical Care subsidiary of W.R. Grace and Company, where he played a key leadership role in the transformation of the company’s business and its subsequent $7 billion merger with Fresenius. Mr. Abdalian began his professional career at Coopers & Lybrand, where he earned his CPA and was elevated to Audit Partner. He received his B.S. degree in Business Administration, Summa Cum Laude, and his Second Lieutenant’s commission from Norwich University and earned his M.B.A. from the Wharton School of the University of Pennsylvania. He served in the United States Army Finance Corps and was awarded a commendation medal for his accomplishments.

Michael W. Rogers, who has served as CFO of BG Medicine during the past three and half years will be leaving the company. The Board of Directors extends its appreciation for Mr. Rogers who was instrumental in leading the company through its initial public offering and strengthening the company’s accounting, periodic reporting and internal control functions.

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq:BGMD) is a life sciences company focused on the discovery, development and commercialization of novel cardiovascular diagnostics to address significant unmet medical needs, improve patient outcomes and contain healthcare costs. The Company’s first commercialized product, the BGM Galectin-3® test for use in patients with heart failure, is available in the United States and Europe. BG Medicine is also developing the CardioSCORE TM test, a blood test designed to identify individuals at high risk for near-term major cardiovascular events, such as heart attack and stroke. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit http://www.bg-medicine.com/www.bg-medicine.com and http://www.galectin-3.com/www.galectin-3.com.

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Dan Quinn

Feinstein Kean Healthcare

617-761-6732